Exhibit 99.1

For more information Contact Neil Russell Vice President, Investor Relations T 281-584-1308
SYSCO REPORTS SECOND FISCAL QUARTER DILUTED EPS OF $0.45,
AN INCREASE OF 12.5% COMPARED TO THE PRIOR YEAR
HOUSTON, February 1, 2010 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week second quarter ended December 26, 2009.
Second Quarter Fiscal 2010 Highlights
•	Sales were $8.9 billion, a decrease of 3.1% from $9.1 billion in the second quarter of fiscal 2009.
•	Operating income was $462 million, an increase of 9.6% compared to $422 million in last year’s second quarter.
•	Diluted earnings per share (EPS) was $0.45, an increase of 12.5% compared to $0.40 in last year’s second quarter.
First Half Fiscal 2010 Highlights
•	Sales were $17.9 billion, a decrease of 5.7% from $19.0 billion in the first half of fiscal 2009.
•	Operating income was $960 million, an increase of 3.6% compared to $927 million in last year’s first half.
•	Diluted EPS was $1.00, an increase of 16.3% compared to $0.86 in last year’s first half.
     “I am encouraged by our operating performance this quarter,” said Bill DeLaney, Sysco’s chief executive officer. “While the business environment remains challenging, deflation pressures appear to be moderating from highs we saw early in the quarter and case volume trends continue to improve. I want to recognize our associates for their efforts during the quarter, as they continued to provide excellent service to our customers, improve productivity and maintain strong cost controls.”

Second Quarter Fiscal 2010 Summary
     Sales for the second quarter were $8.9 billion, a decrease of 3.1% compared to the same period last year. Food cost deflation, as measured by the estimated change in Sysco’s cost of goods, was 3.5% percent for the quarter. Sales from acquisitions (within the last 12 months) increased sales by 0.6%. The impact of changes in foreign exchange rates for the quarter increased sales by 1.2%.
     Operating expenses declined $96 million, or 7.2%, for the second quarter of fiscal 2010 compared to the prior year period. The decrease in operating expenses was primarily a result of a $37 million favorable change in the value of Corporate Owned Life Insurance (COLI) and a $25 million decline in payroll expense related to reduced headcount. Operating income increased $40 million, or 9.6%, to $462 million during the second quarter, and operating margin was 5.2%.
     Net earnings for the second quarter were $268 million, an increase of $31 million, or 12.9%. Diluted EPS was $0.45, aided by a $0.01 favorable impact from COLI, compared to $0.40 in the prior year period which included a $0.05 negative impact from COLI.
First Half Fiscal 2010 Summary
     Sales for the first half of fiscal 2010 were $17.9 billion, a decrease of 5.7% compared to the same period last year. Food cost deflation, as measured by the estimated change in Sysco’s cost of goods, was 3.4% percent for the first half of the year. Sales from acquisitions (within the last 12 months) increased sales by 0.6%. The impact of changes in foreign exchange rates for the first half of the year increased sales by 0.3%.
     Operating expenses declined $227 million, or 8.4%, for the first half of fiscal 2010 compared to the prior year period. The decrease in operating expenses was primarily a result of a $95 million decline in payroll expense related to reduced headcount and lower incentive compensation, as well as an $81 million favorable change in the value of COLI. Operating income increased $33 million, or 3.6%, to $960 million during the first half of fiscal 2010, and operating margin was 5.3%.
     Net earnings for the first half of fiscal 2010 were $595 million, an increase of $80 million, or 15.6%. Diluted EPS was $1.00, aided by a $0.04 favorable impact from COLI and a $0.05 tax benefit related to the company’s IRS settlement announced in the first quarter of fiscal 2010. Diluted EPS in the prior year period was $0.86 which included a $0.09 negative impact from COLI.
Capital Spending
     Capital expenditures totaled $138 million and $248 million for the second quarter and first half of fiscal 2010, respectively. The primary areas for investments included facility replacements and expansions, technology, and additions and replacements to Sysco’s fleet. For the fiscal 2010 year, the company projects capital expenditures will be in the range of $600 million to $650 million.

Conference Call & Webcast
     Sysco’s second quarter fiscal 2010 earnings conference call will be held on Monday, February 1, 2010 at 10:00 a.m. EST. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com in the Investor Relations section.
About Sysco
     Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 186 distribution facilities serving approximately 400,000 customers. For the fiscal year 2009 that ended June 27, 2009, the company generated more than $36 billion in sales. For more information about Sysco visit the company’s Internet home page at www.sysco.com.
Forward-Looking Statements
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding the continued improvement in volume trend, moderation of deflation pressures and projections regarding capital expenditures. These statements involve risks and uncertainties and are based on management’s current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact sales volume and deflation include risks relating to sensitivity to general economic conditions, including the current economic environment and decreases in consumer spending; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; and labor issues. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the implementation of our business transformation project, the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended June 27, 2009 as filed with the Securities and Exchange Commission.
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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands, Except for Share and Per Share Data)

	26-Week Period Ended		13-Week Period Ended
	Dec. 26, 2009	Dec. 27, 2008	Dec. 26, 2009	Dec. 27, 2008
Sales	$17,949,925	$19,027,232	$8,868,499	$9,149,803
Cost of sales	14,507,679	15,390,563	7,173,612	7,399,690

Gross margin	3,442,246	3,636,669	1,694,887	1,750,113
Operating expenses	2,482,567	2,710,053	1,232,536	1,328,249

Operating income	959,679	926,616	462,351	421,864
Interest expense	65,322	54,810	31,522	28,400
Other income, net	(3,150)	(8,036)	(1,138)	(5,223)

Earnings before income taxes	897,507	879,842	431,967	398,687
Income taxes	302,953	365,374	163,618	161,033

Net earnings	$594,554	$514,468	$268,349	$237,654

Net earnings:
Basic earnings per share	$1.00	$0.86	$0.45	$0.40
Diluted earnings per share	1.00	0.86	0.45	0.40

Average shares outstanding	592,110,975	599,903,629	592,651,712	597,549,831
Diluted shares outstanding	592,678,989	601,100,591	593,372,477	598,233,384

Dividends declared per common share	$0.49	$0.46	$0.25	$0.24
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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except for Share Data)

	Dec. 26, 2009	June 27, 2009	Dec. 27, 2008
	(unaudited)		(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$647,606	$1,087,084	$373,074
Short-term investments	61,860	—	—
Accounts and notes receivable, less allowances of $67,035, $36,078 and $67,400	2,526,044	2,468,511	2,623,509
Inventories	1,790,327	1,650,666	1,862,187
Prepaid expenses and other current assets	63,674	64,418	60,938

Total current assets	5,089,511	5,270,679	4,919,708
Plant and equipment at cost, less depreciation	3,072,721	2,979,200	2,890,641
Other assets
Goodwill	1,551,550	1,510,795	1,384,790
Intangibles, less amortization	118,032	121,089	78,976
Restricted cash	128,683	93,858	93,541
Prepaid pension cost	70,753	26,746	249,840
Other assets	245,716	214,252	193,926

Total other assets	2,114,734	1,966,740	2,001,073

Total assets	$10,276,966	$10,216,619	$9,811,422

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,906,745	$1,856,887	$1,707,331
Accrued expenses	793,303	797,756	806,055
Accrued income taxes	56,775	323,983	538,790
Deferred taxes	18,482	162,365	234,286
Current maturities of long-term debt	8,438	9,163	6,747

Total current liabilities	2,783,743	3,150,154	3,293,209
Other liabilities
Long-term debt	2,468,690	2,467,486	1,972,612
Deferred taxes	545,863	526,377	539,534
Other long-term liabilities	548,383	622,900	712,055

Total other liabilities	3,562,936	3,616,763	3,224,201
Commitments and contingencies
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	788,138	760,352	750,843
Retained earnings	6,844,095	6,539,890	6,281,575
Accumulated other comprehensive loss	(180,095)	(277,986)	(197,287)
Treasury stock at cost, 173,100,605, 175,148,403 and 173,746,062 shares	(4,287,026)	(4,337,729)	(4,306,294)

Total shareholders’ equity	3,930,287	3,449,702	3,294,012

Total liabilities and shareholders’ equity	$10,276,966	$10,216,619	$9,811,422

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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED CASH FLOWS (Unaudited)
(In Thousands)

	26-Week Period Ended
	Dec. 26, 2009	Dec. 27, 2008
Cash flows from operating activities:
Net earnings	$594,554	$514,468
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	39,913	35,129
Depreciation and amortization	189,428	190,609
Deferred tax (benefit) provision	(172,756)	337,453
Provision for losses on receivables	19,815	30,652
Other non-cash items	536	(112)
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) decrease in receivables	(53,597)	26,769
(Increase) in inventories	(121,626)	(57,859)
Decrease in prepaid expenses and other current assets	1,307	2,144
Increase (decrease) in accounts payable	27,688	(301,018)
(Decrease) in accrued expenses	(16,974)	(149,811)
(Decrease) in accrued income taxes	(236,099)	(68,877)
(Increase) decrease in other assets	(30,372)	2,087
(Decrease) increase in other long-term liabilities and prepaid pension cost, net	(97,343)	2,889
Excess tax benefits from share-based compensation arrangements	(475)	(2,774)

Net cash provided by operating activities	143,999	561,749

Cash flows from investing activities:
Additions to plant and equipment	(247,575)	(178,596)
Proceeds from sales of plant and equipment	2,422	2,077
Acquisition of businesses, net of cash acquired	(9,161)	(16,277)
Purchases of short-term investments	(60,162)	—
(Increase) in restricted cash	(34,825)	(954)

Net cash used for investing activities	(349,301)	(193,750)

Cash flows from financing activities:
Other debt borrowings	4,580	9,316
Other debt repayments	(5,601)	(5,610)
Common stock reissued from treasury for share-based compensation awards	36,914	85,628
Treasury stock purchases	—	(358,751)
Dividends paid	(283,766)	(264,687)
Excess tax benefits from share-based compensation arrangements	475	2,774

Net cash used for financing activities	(247,398)	(531,330)

Effect of exchange rates on cash	13,222	(15,147)

Net (decrease) in cash and cash equivalents	(439,478)	(178,478)
Cash and cash equivalents at beginning of period	1,087,084	551,552

Cash and cash equivalents at end of period	$647,606	$373,074

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$67,670	$55,577
Income taxes	759,704	73,830
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Sysco Corporation and its Consolidated Subsidiaries
COMPARATIVE SEGMENT DATA (Unaudited)
(In Thousands)

	26-Week Period Ended		13-Week Period Ended
	Dec. 26, 2009	Dec. 27, 2008	Dec. 26, 2009	Dec. 27, 2008
Sales:
Broadline	$14,393,429	$15,077,939	$7,084,723	$7,205,372
SYGMA	2,308,174	2,460,809	1,157,313	1,232,574
Other	1,495,543	1,726,797	752,666	831,057
Intersegment	(247,221)	(238,313)	(126,203)	(119,200)

Total	$17,949,925	$19,027,232	$8,868,499	$9,149,803

Comparative Supplemental Statistical Information Related to Sales (Unaudited)
Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	26-Week Period Ended		13-Week Period Ended
	Dec. 26, 2009	Dec. 27, 2008	Dec. 26, 2009	Dec. 27, 2008
Sysco Brand Sales as a % of MA-Served Sales	46.82%	49.17%	46.71%	48.86%
Sysco Brand Sales as a % of Total Broadline Sales	37.97%	40.35%	37.54%	39.83%
MA-Served Sales as a % of Total Broadline Sales	46.52%	47.02%	44.76%	45.31%
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